Exhibit 10.21

                              AMENDED AND RESTATED

                     BAREBOAT CHARTER AND OPTION TO PURCHASE

                            of the Casino Cruise Ship

                               PALM BEACH PRINCESS

     THIS AMENDED AND RESTATED BAREBOAT CHARTER AND OPTION TO PURCHASE ("Charter") is made and entered into as of July 1, 2005 by and among Cruise Holdings I, LLC, a Nevada limited liability company (hereinafter "CH I" or "Owner"), the owner of the casino cruise ship PALM BEACH PRINCESS (hereinafter the "Vessel"), Palm Beach Maritime Corporation, a Delaware corporation ("PBM"), Palm Beach Empress, Inc., a Delaware corporation ("PBE," and together with PBM, "Original Charterer"), ITG Vegas, Inc., a Nevada corporation ("ITGV" or "Charterer"), as charterer of the Vessel, and ITG Palm Beach, LLC, a Delaware limited liability company ("ITGPB").

                              W I T N E S S E T H:

     WHEREAS, Owner and Original Charterer are parties to a Bareboat Charter and Option to Purchase of the casino cruise ship Palm Beach Empress dated as of July 6, 2004 pursuant to which Owner chartered the Vessel to Original Charterer (the "Original Charter"); and

     WHEREAS, Original Charterer, ITGV and ITGPB are parties to a Sub-Bareboat Charter of the casino cruise ship Palm Beach Empress pursuant to which Original Charterer as owners pro hac vice and current charterers of the Vessel sub-chartered the Vessel to ITGV and ITGPB (the "Original Sub-Charter"); and

     WHEREAS, pursuant to a Loan and Security Agreement among Owner, Charterer and certain of their affiliates (collectively, the "ITGV Borrowers") and PBE and PBM and certain other affiliates of ITGV and ITGPB as guarantors (the "Loan Agreement"), ITGV and ITGPB refinanced certain of their debt obligations to PDS Gaming Corporation (the "Refinancing"); and

     WHEREAS, in connection with the Refinancing, and pursuant to a Membership Interest Purchase Agreement, PDS Gaming Corporation transferred all of the membership interests in Owner to PBM; and

     WHEREAS, in view of the foregoing, the parties desire to combine, amend and restate the Original Charter and the Original Sub-Charter, all as set forth herein.

     NOW THEREFORE, upon the terms and conditions hereinafter set forth, Owner agrees to charter and Charterer agrees to accept under charter the Vessel.

                                    ARTICLE 1
                              DESCRIPTION OF VESSEL

     The Vessel is an ocean-going casino cruise ship registered under Panamanian flag, Patente No. 14348-84-E and IMO No. 8402937, built in Finland in 1964, and more particularly described in Appendix A attached hereto.

                                    ARTICLE 2
                                PERIOD OF CHARTER

     A. The period of this Charter shall be for a period beginning as of the date hereof and ending July 1, 2009 (hereinafter the "Charter Period"). This Charter automatically supersedes and terminates the Bareboat Charter and Bareboat Sub-charter.

     B. At the end of the Charter Period, or upon the sooner termination of this Charter for any reason, ITGV or ITGPB shall have the right to (i) purchase from Owner the Vessel, or (ii) purchase from PBM all of the membership interests of Owner pursuant to the terms and conditions set out in Article 19 hereof.

                                    ARTICLE 3
                              MONTHLY CHARTER HIRE

     A. Charterer shall pay to Owner charter hire ("Charter Hire") monthly in advance on or before the first day of each calendar month commencing on the date of delivery and continuing thereafter until termination of the Charter as provided herein at the rate of Fifty Thousand Dollars ($50,000.00) per month or pro rata for any part of a month, plus one percent (1%) of the ITGV Borrower's Net Revenue (as defined in the Loan Agreement) from the operations of the Vessel. Any Charter Hire paid in advance and not earned shall be promptly refunded to Charterer by Owner. Payment of Charter Hire shall be made to Owner by electronic funds transfer or as otherwise directed by Owner or, if no directions are given by Owner, for the benefit of Owner at One E. 11th St., Riviera Beach, Florida 33404, and shall be deemed paid when it is received by Owner or its designee. The first monthly Charter Hire payment shall be made on or before August 1, 2005 and all subsequent payments shall be made on or before the first day of each calendar month thereafter.

     B. Notwithstanding the foregoing, Charterer shall not make any payment of Charter Hire otherwise due hereunder with respect to any month unless and until the conditions set forth in Section 14(a)(i) of the Loan Agreement have been satisfied, including, without limitation, that a Contingent Event, as defined in
Section 1(h) of the Loan Agreement, has occurred; provided, however, that if with respect to any month during the Charter Period Charterer is unable to make a payment of Charter Hire for such month because such conditions have not been satisfied, Charterer shall make an additional payment of Charter Hire for such missed month during any subsequent month in which Charterer is permitted to make a Charter Payment under Section 14 (w)(i) of the Loan Agreement; but shall not make more than two Charter Hire payments in any given calendar month.

     C. Charterer shall not make any deductions from the Charter Hire, except with respect to the following:


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


          1. Time actually lost by reason of action or failure to act of Owner or Owner's creditors or claimants other than Charterer or its affiliates, except to the extent such delays were caused or contributed to by Charterer.

          2. Any disbursements for Owner's account, provided Owner agrees in writing.

          3. Any previous overpayments of Charter Hire, excluding any overpayments of Charter Hire concerning which a bonafide dispute may exist, but in the latter event Owner shall furnish an adequate bank guarantee or other good and sufficient security on request of Charterer.

          4. Any sums to which Charterer is entitled under Article 12 herein.

     D. ITGPB shall be jointly and severally liable with ITGV for payment of all Charter Hire payments.

                                    ARTICLE 4
                                 ON-HIRE SURVEY

     A. As the immediate prior sub-charterer of the Vessel, Charterer accepts the Vessel As-Is And Where-Is and the parties agree not to require an on-hire survey. Any damage or deficiencies in either the hull, equipment and/or machinery affecting either the seaworthiness of the Vessel or its capability to operate in its intended service or the maintenance of the Vessel's classification society certificates or U. S. Coast Guard required documents, certificates, or certifications required to operate in U.S. waters, if any, discovered at any time prior to or during this Charter shall be the sole responsibility of Charterer and any such damage or deficiency shall not in any way alter, amend or excuse Charterer's obligations under this Charter.

     B. Charterer's acceptance of the Vessel under this Charter shall constitute an admission by Charterer of full performance by Owner of its obligations with respect to the condition of the Vessel on Delivery per Article 5. Thereafter, Charterer shall not be entitled to make or assert any claim against Owner on account of agreement, representation or warranty, either express or implied, with respect to the condition, seaworthiness or fitness of the Vessel. Failure of Charterer to make an inspection of the Vessel and its appurtenances shall be entirely at its own risk.

                                    ARTICLE 5
                             DELIVERY OF THE VESSEL

     A. The Vessel will be delivered by Owner hereunder to Charterer as is and where is at the Port of Palm Beach, Florida as of the date hereof ("Delivery").

     B. Representatives of Owner and Charterer shall jointly execute a Certificate of Delivery and Acceptance, in the form attached hereto and marked as Appendix B, acknowledging the delivery and receipt of the Vessel.


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


     C. At the time of Delivery the Vessel shall be fully classed by Det Norske Veritas, free of all outstanding recommendations, and shall have all her certificates, including those, if any, issued by the United States Coast Guard, current and not extended. If any of the Vessel's classification or Coast Guard certificates require renewal at the time of Delivery, such renewals shall be paid for by Charterer. Charterer shall keep the Vessel's documentation and classification certificates in full force and effect during the term of this Charter or any extensions thereof, providing copies of such certificates to Owner when issued, and shall renew all such certificates at the time of any Redelivery under Article 13 whether or not due for renewal, unless otherwise agreed to by the parties. Further, subject to the prior written approval of Owner, such approval not to be unreasonably withheld, Charterer may change the Vessel's classification society.

     D. Concurrently with the Delivery of the Vessel hereunder, Owner shall assign to Charterer all of its rights, title and interest in and to any warranties and guaranties which Owner may have, provided that the same, if still in effect, shall be reassigned to Owner upon Redelivery of the Vessel. If any such warranty or guaranty is not fully assignable to Charterer, Owner shall cooperate with Charterer to enforce its rights thereunder.

                                    ARTICLE 6
                         USE AND OPERATION OF THE VESSEL

     A. Charterer shall have the full use of the Vessel and, subject to the trading limits of Article 23 hereof, may employ the Vessel in any lawful trade or trades in accordance with the laws and regulations of the Vessel's flag state and any country where the Vessel may be operated, as Charterer may from time to time elect, and it agrees to comply with all Local, State, and Federal Regulations pertaining to the operation of the Vessel in the United States.

     B. During the Charter Period the Vessel shall be under the complete control of Charterer, who shall have exclusive possession, control, and command of the Vessel, subject to the terms hereof, and assumes full responsibility therefor, including port charges, agencies, fines, assessments and penalties incurred due to Charterer's use and operation of the Vessel. Nothing herein contained shall be construed as constituting any implied restriction on Charterer's right, during the Charter Period, consistent with this Charter, to employ the Vessel for its own account or for the account of others, either on a voyage or time charter basis, as Charterer may from time to time determine, provided however, Charterer must first obtain written consent of Owner, which shall not be unreasonably withheld or delayed, before entering into any voyage or time charter other than in the ordinary course of business.

     C. This Charter is a full and complete demise of the Vessel to Charterer. From the time of delivery to the termination of the Charter, at its own expense, Charterer shall either itself or through a maritime management or agency contract, man, victual, navigate, including engaging other vessels and pilots, operate, maintain in a good state of repair and in efficient operating condition, insure and supply the Vessel. Charterer shall be responsible for all charges and expenses of every kind and nature whatsoever incidental to Charterer's use and operation of the Vessel under the Charter including without limitation fuel, lubricating oil, and water. Charterer shall return the Vessel to Owner at the expiration of this Charter in the same good order and condition as when received, reasonable wear and tear excepted, in accordance with Article 13 herein.


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


     D. 1. Except for a lien for wages of a stevedores, wages for the crew of the vessel, general average or salvage including contract salvage, and except for maritime tort liens covered (subject to a reasonable deductible) by insurance or protection and indemnity entry, Charterer will not create or suffer to be continued any security interest, lien, encumbrance or charge on the Vessel or any income therefrom. In due course, and in any event within thirty (30) days after the same becomes due and payable, Charterer will pay or cause to be discharged or make adequate provision for the payment or discharge of all claims or demands which, if not paid or discharged, might result in the creation of a security interest, lien, encumbrance or charge against the Vessel or any income therefrom, and will cause the Vessel to be released or discharged from each such security interest, lien, encumbrance or charge therefor.

         2. If a complaint shall be filed against the Vessel or if the Vessel shall be seized, arrested and/or taken into custody or sequestered by virtue of any legal proceedings in any court, Charterer shall within ten (10) days thereafter cause the Vessel to be released and discharged. Charterer shall remain liable for the payment of Charter Hire throughout any of the foregoing events.

     E. Charterer agrees, at its expense, to drydock the Vessel for the purpose of cleaning and painting the Vessel's bottom when necessary and making any required repairs, inspections or surveys, but not less frequently than as required by the applicable classification society rules, and when drydocking is due, Charterer agrees to send the Vessel to a port where the Vessel can so drydock, clean and paint. All expenses incidental to such drydocking and all charges incurred in connection therewith shall be for Charterer's account, regardless of whether Owner's repairs, if any, are concurrently made, provided that Owner's repairs do not delay the operation of the Vessel or increase the cost to Charterer.

     F. Charterer will pay and discharge when and as due and payable, all taxes, assessments, excises, levies, documentation and registration fees, duties, fines and penalties and other governmental charges including without limitation, sales, use, franchise, property, gross receipts and occupation taxes lawfully imposed upon the Vessel or the ownership, use, operation, registration, documentation or maintenance thereof during the term of the Charter or on any Charter Hire or other amounts payable hereunder, other than taxes and other charges imposed on or measured by the net income or capital of Owner.

     G. Notwithstanding anything herein to the contrary, until such time as Charterer has applied for and obtained an Alcoholic Beverage License from the State of Florida, Palm Beach Maritime Corporation shall continue to conduct certain operations and concessions necessary for the sale of alcoholic beverages and shall be entitled to reimbursement from Charterer of the actual, out-of-pocket costs incurred by Owner in connection therewith.

                                    ARTICLE 7
                        CONTINUED REGISTRATION OF VESSEL

     The Vessel shall be kept documented under the laws and flag of Panama during the period of this Charter.


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


                                    ARTICLE 8
                        EQUIPMENT, OUTFIT AND FURNISHINGS

     Charterer shall have the use, without extra cost, of all equipment (which shall include equipment for cabin, crew, and galley, navigational aids, and technical equipment, furnishings, furniture, and fittings) outfit, appliances, tools, spare and replacement parts, non-consumable stores, crockery, linen, etc., as may be on board or installed upon the Vessel (as confirmed by an inventory conducted by Owner and Charterer) on delivery of the Vessel to Charterer, but shall exclude all gaming devices and related equipment and materials. The same or their substantial equivalent, excluding gaming devices and related equipment and materials and all other equipment leased by Charterer from third parties, shall be returned to Owner (as confirmed by an inventory conducted by Owner and Charterer) on Redelivery of the Vessel in the same good order and condition as when received, normal wear and tear excepted. Charterer shall from time to time during the Charter period, replace such items of equipment as shall be so damaged or worn as to be unfit for use. Should the inventory at Redelivery show missing items of equipment, Charterer shall replace the item or pay such excess to Owner.

                                    ARTICLE 9
                                    INVENTORY

     Charterer owns and has paid for all inventory, including, without limitation, all consumable stores on board the Vessel at the time of Delivery. Accordingly, Owner is not entitled to any payment for the inventory, and Charterer shall have the right to remove the inventory from the Vessel on or prior to Redelivery and to retain ownership thereof.

                                   ARTICLE 10
                                   ALTERATIONS

     A. From time to time after delivery of the Vessel into Charterer's service, Charterer may make structural and other alterations to the Vessel, its machinery, or electrical equipment, only with Owner's prior written approval, which shall not be unreasonably withheld, provided the alterations to the Vessel and its equipment are returned to their original state at or prior to the termination of this Charter and Redelivery of the Vessel to Owner. Owner, however, has the option to retain any alterations made by Charterer at a mutually agreed price. In addition, leased equipment may be placed on board the Vessel by Charterer. At the time of Redelivery, Owner has the right at Owner's expense to continue the lease for such equipment should the lease permit or may require Charterer to have such equipment removed. As to equipment otherwise placed aboard the Vessel by Charterer, Charterer shall have the right to remove same upon Redelivery, provided that if Owner desires to retain the equipment on board the Vessel, it may purchase the equipment at a price to be agreed upon at the time of Redelivery. Any additions or alterations permitted by this Article are subject to approval by the Vessel's classification society and, if required, the U. S. Coast Guard. Notwithstanding anything to the contrary contained in this Charter, Charterer shall not have the right to remove any gaming equipment other than in accordance with that certain Master Lease Agreement (Palm Beach Princess and Empress II Gaming Equipment), dated as of July 6, 2004, between PDS Gaming Corporation, as Lessor, and Charterer and ITGPB ("Master Lease"), as lessee, without the prior written approval of PDS Gaming Corporation and Owner.



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

     B. Charterer's house colors are currently painted on the Vessel, and the Vessel shall continue to be so painted during the term of this Charter. Charterer shall have the right to rename the Vessel, and shall pay for all associated costs therefor. Prior to Redelivery, Charterer shall rename the Vessel at its expense in accordance with Owner's reasonable instructions. However, Owner shall in no event have the right to the use of Charterer's trademark following Redelivery.

     C. The Vessel shall be kept painted and metal surfaces preserved at all times, and Charterer shall maintain the Vessel in as good a condition as delivered, normal wear and tear excepted.

                                   ARTICLE 11
                                    INSURANCE

     A. 1. Charterer shall, at all times during the period of this Charter, at its own cost and expense, carry and maintain on the Vessel insurance coverage covering all marine and hull risks, including towers liability, war risk insurance, protection and indemnity insurance, together with coverage for pollution clean up costs and expenses including natural resource damage, third party claims as well as any fines or civil penalties now or hereafter imposed under all applicable Federal, State and Local laws, or the laws of any foreign country or political subdivision thereof having jurisdiction over the Vessel, and such crew insurance as is required, in order to completely protect Owner from any and all liability or loss or damage to any party whomsoever. Such insurance shall, at a minimum, be in the standard forms available in the American and British insurance markets and further be in such form and in such amounts and with such underwriters as Owner shall approve. Charterer agrees to pay all deductibles and franchises provided for in said insurance policies.

         2. The Vessel shall be covered by Hull and Machinery, Marine and War Risk insurances in the amount of at least Fourteen Million Dollars ($14,000,000.00), during the entire duration of this Charter and shall include an endorsement for acts of terror.

         3. The Vessel shall be entered for Protection and Indemnity insurance with a Protection and Indemnity Association or Club, or Charterer shall obtain such liability insurance coverage, covering customary protection and indemnity liabilities as outlined in this Article 11 in an amount not less than the value of the Vessel, and covering pollution liability in the amount of Twenty-Five Million ($25,000,000.00) Dollars, with a deductible for each accident of not more than Twenty-Five Thousand ($25,000.00) Dollars and shall include an endorsement for acts of terror.

         4. Charterer will have Owner named as a co-insured or additional insured in all policies of insurance including the waiver of subrogation of any and all claims against Owner.

     B. Notwithstanding anything herein to the contrary, in the event that any of the insurance, to be provided by Charterer, by reason of an act, omission or neglect of Charterer, shall not be kept in full force and effect, or for any reason does not cover in full all losses, damages, claims and/or demands, Charterer shall indemnify, defend and hold harmless Owner against all such losses, claims and/or demands.

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

     C. Losses under any insurance provided for in this Article shall be payable as hereunder provided, and all policies shall contain clauses to the same effect:

         1. The proceeds of insurance for all losses, except for total or constructive total loss, shall be payable to the satisfaction and discharge of the liability or to the repair of damage in respect of which the insurance loss has been paid or in reimbursement for monies theretofore applied.

         2. In the event of an actual or constructive total loss of the Vessel, the insurance proceeds shall be paid to Owner and shall be applied by Owner to reduce any amounts due and payable by Charterer hereunder.

     D. Charterer shall promptly furnish Owner with full information regarding any casualty or other accident or damage to the Vessel involving an amount in excess of Fifty Thousand Dollars ($50,000.00).

                                   ARTICLE 12
                                   INDEMNITIES

     A. 1. CHARTERER SHALL ASSUME THE DEFENSE OF, INDEMNIFY AND HOLD HARMLESS OWNER AGAINST ANY LIEN OR CLAIM OF WHATSOEVER NATURE ON THE VESSEL AND AGAINST ANY CLAIMS OF THIRD PARTIES AGAINST OWNER OR THE VESSEL OF WHATSOEVER NATURE, INCLUDING CLAIMS FOR PERSONAL INJURIES, DEATH OR PROPERTY DAMAGE AND WITHOUT LIMITATION BY THIS ENUMERATION, PENALTIES OR FINES, EITHER CRIMINAL OR CIVIL ARISING FROM VIOLATION OF THE LAWS OF THE UNITED STATES OR ANY STATE THEREOF OR OF THE LAWS OF ANY COUNTRY OR SUBDIVISION THEREOF TO WHICH THE VESSEL MAY BE SENT, WHETHER SUCH CLAIMS OR LIENS ARE FOUNDED OR UNFOUNDED PROVIDED SUCH LIEN OR CLAIM SHALL HAVE ARISEN FROM THE USE, OPERATION OR CUSTODY OF THE VESSEL BY CHARTERER, OR OUT OF ANY ACT OR NEGLECT ON CHARTERER'S PART OR ON THE PART OF ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR CONTRACTORS. THE INDEMNITY SHALL INCLUDE ALL REASONABLE COSTS PAYABLE OR INCURRED IN DEFENDING OR INVESTIGATING SUCH CLAIMS OR LIENS.

         2. SHOULD A SUIT OR ANY OTHER LEGAL PROCEEDING BE FILED AGAINST THE VESSEL OR SHOULD THE VESSEL BE LEVIED AGAINST, ARRESTED OR TAKEN INTO CUSTODY BY VIRTUE OF A LEGAL PROCEEDING ARISING OUT OF THE USE, OPERATION OR CUSTODY OF THE VESSEL BY CHARTERER OR OUT OF ANY ACT OR NEGLECT ON CHARTERER'S PART OR ON THE PART OF CHARTERER'S EMPLOYEES, AGENTS, REPRESENTATIVES, OR CONTRACTORS, CHARTERER SHALL IMMEDIATELY NOTIFY OWNER OR OWNER SHALL IMMEDIATELY NOTIFY CHARTERER AS THE CASE MAY BE, AND CHARTERER SHALL TAKE IMMEDIATE ACTION TO FREE THE VESSEL FROM THE CLAIM, DEMAND OR LIEN THEREUPON PLACED AND OBTAIN THE RELEASE OF THE VESSEL FROM CUSTODY OR ARREST.

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

         3. IN THE EVENT THAT CHARTERER FAILS TO FULFILL ITS OBLIGATIONS UNDER THIS ARTICLE, OWNER MAY UNDERTAKE SAME AT THE EXPENSE OF CHARTERER.

     B. 1. OWNER SHALL ASSUME THE DEFENSE OF, INDEMNIFY AND HOLD HARMLESS CHARTERER AGAINST ANY LIEN OR CLAIM OF WHATSOEVER NATURE ON THE VESSEL AND AGAINST ANY CLAIMS OF THIRD PARTIES AGAINST CHARTERER OR THE VESSEL OF WHATSOEVER NATURE INCLUDING CLAIMS FOR PERSONAL INJURIES, DEATH OR PROPERTY DAMAGE AND WITHOUT LIMITATION BY THIS ENUMERATION, PENALTIES OR FINES ARISING FROM VIOLATION OF THE LAWS OF THE UNITED STATES OR ANY STATE THEREOF WHETHER SUCH CLAIMS OR LIENS ARE FOUNDED OR UNFOUNDED PROVIDED SUCH LIEN OR CLAIM SHALL HAVE ARISEN FROM THE USE, OPERATION OR CUSTODY OF THE VESSEL BY OWNER OR OUT OF ANY ACT OR NEGLECT ON OWNER'S PART OR ON THE PART OF ITS EMPLOYEES, AGENTS, REPRESENTATIVES OR CONTRACTORS. THE INDEMNITY SHALL INCLUDE ALL REASONABLE COSTS PAYABLE OR INCURRED IN DEFENDING OR INVESTIGATING SUCH CLAIMS OR LIENS.

         2. SHOULD A LIBEL BE FILED AGAINST THE VESSEL OR SHOULD THE VESSEL BE LEVIED AGAINST, ARRESTED OR TAKEN INTO CUSTODY ALL DURING THE PERIOD OF THIS CHARTER BY VIRTUE OF LEGAL PROCEEDING ARISING OUT OF THE USE, OPERATION OR CUSTODY OF THE VESSEL BY OWNER OR OUT OF ANY ACT OR NEGLECT ON OWNER'S PART OR ON THE PART OF OWNER'S EMPLOYEES, AGENTS, REPRESENTATIVES OR CONTRACTORS, CHARTERER SHALL IMMEDIATELY NOTIFY OWNER AND OWNER SHALL TAKE IMMEDIATE ACTION TO FREE THE VESSEL FROM THE CLAIM, DEMAND OR LIEN THEREUPON PLACED AND OBTAIN THE RELEASE OF THE VESSEL FROM CUSTODY OR ARREST.

         3. IN THE EVENT OWNER FAILS TO FULFILL ITS OBLIGATIONS UNDER THIS ARTICLE, CHARTERER MAY UNDERTAKE SAME AT THE EXPENSE OF OWNER.

                                   ARTICLE 13
                           TERMINATION AND REDELIVERY

     A. Upon expiration or termination of the Charter Period, Charterer shall, at its expense redeliver the Vessel ("Redelivery") (unless lost or declared a constructive total loss) to Owner at any port identified by Owner provided such port is at or within one hundred (100) nautical miles of the Port of Palm Beach, Florida, or such other port mutually agreed upon. The Vessel will be redelivered in the same good order and condition in which it had been at the time of delivery under this Charter, reasonable wear and tear excepted. Acceptance of the Vessel by Owner shall be conclusive evidence of Charterer's compliance with any and all of Charterer's obligations under this Charter with respect to the Vessel's class and condition at the time of Redelivery.

     B. No further Charter Hire shall accrue after the expiration of the Charter Period. Interest on unpaid Charter Hire then due shall accrue at the rate of fifteen percent (15%) per annum.

                                   ARTICLE 14
                                EVENTS OF DEFAULT

     Should Charterer fail to pay Charter Hire or any other payment hereunder when due, or otherwise breach in any material respect any of its undertakings herein, Charterer shall (except in accordance with Section 3B hereof) be deemed to be in default. Owner may, after notifying Charterer in writing of the default, and after giving Charterer thirty (30) days from the receipt of notice to remedy any default (other than a Charter Hire or other payment default which requires ten (10) days written notice), withdraw the Vessel from the service of Charterer and immediately terminate this Charter. Any termination of this Charter, as provided in this Article 14, shall be without prejudice to any claim Owner may have against Charterer pursuant to this Charter, including cost of Redelivery to the Port of Palm Beach, Florida.

                                   ARTICLE 15
                      REQUISITION OR SEIZURE OR FORFEITURE

     A. Requisition of the use of the Vessel by any government or governmental authority on a bareboat, time or voyage charter basis, or on any other basis not involving requisition of title to or seizure or forfeiture of the Vessel, during the Charter Period even though at the time of such requisition Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause, shall not terminate or extend this Charter. Charterer shall continue to make payment of Charter Hire without interruption or abatement and shall remain liable for all other obligations under this Charter and shall be entitled to the total amount of requisition charter hire and any other amount payable with respect to such requisition. The foregoing provisions shall be without prejudice to the rights of Owner and Charterer against other parties in respect of any such charges or expenses. Owner undertakes, insofar as any such rights are vested in it, to take at Charterer's request and expense all reasonable steps to enforce such rights, and any sums recovered from other parties in respect of such charges or expenses shall be retained by or payable to Charterer.

     B. In the event that title to the Vessel shall be requisitioned, or if the Vessel should be seized by, or forfeited to, any government or governmental authority, during the Charter Period, and such requisition, seizure or forfeiture shall not result from any act or omission of Charterer (even though at the time of such requisition or seizure or forfeiture Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause), Charterer shall forthwith notify Owner of the facts and circumstances of such requisition, seizure or forfeiture and this Charter shall terminate. However, Owner shall be entitled to any and all proceeds or amounts received from any governmental agency or authority representing payment for charter hire and/or the value of the Vessel at the time of requisition or seizure.

                                   ARTICLE 16
                               INSPECTION BY OWNER

     Owner or its authorized representative may inspect the Vessel at any time during the currency of this Charter upon reasonable notice to Charterer and provided such inspection does not delay the Vessel's employment.

                                   ARTICLE 17
                            LIMITATIONS AND BENEFITS

     Nothing contained herein shall be deemed to prohibit or deny to Owner or to Charterer the benefit of any limitations of, and exemptions from, liability accorded to the owners, bareboat charterers, and operators of Vessels by any statute or rule or law in force at the time such benefit, limitation or exemption is invoked.

                                   ARTICLE 18
                           ASSIGNMENT AND SUB CHARTER

     Neither Owner nor Charterer may assign this Charter nor may Charterer sub-demise charter the Vessel, without the express written consent of Owner. The parties to this Charter shall remain responsible for its performance in the event of any assignment thereof.

                                   ARTICLE 19
                                 SALE OF VESSEL

     A. Upon termination of this Charter for any reason, but prior to any Redelivery hereunder, ITGV or ITGPB may purchase the Vessel (together with everything belonging to the Vessel, including the hull, machinery and tackle, as well as all other associated and installed equipment which may be on board, but excluding gaming devices and related equipment and material) from Owner or may purchase all of the membership interests of Owner (the "Membership Interests") from PBM upon the following terms and conditions.

     B. The purchase price for the Vessel or the Membership Interests, if ITGV or ITGPB elects to purchase either under this Article 19, shall be $17,500,000 (the "Purchase Option Exercise Price") (which was the appraised value of the Vessel as of January 12, 2004 as set forth in that certain appraisal report dated January 27, 2004 issued by Dufour Laskay & Strouse, Inc. and was the Purchase Option Exercise Price for the Vessel under Article 19 of the Original Sub- Charter).

     C. ITGV or ITGPB may exercise this option to purchase by giving written notice to Owner and PBM within ten (10) days after termination of this Charter for any reason of its intent to purchase the Vessel or the Membership Interests on a mutually acceptable closing date.

     D. If ITGV or ITGPB elects to exercise the option to purchase the Vessel or the Membership Interests (in either case, "Purchaser"), Owner or PBM, as the case may be, must sell, and Purchaser must purchase, the Vessel, together with everything belonging to such Vessel, including the hull, machinery and tackle, as well as all other associated and installed equipment which may be on board, excluding all gaming devices and related equipment and materials, or all of the Membership Interests, as the case may be. Closing shall be set at a mutually agreeable date and location for the consummation of the sale, which date shall not be more than 90 days after the termination of this Charter for any reason, and Charterer will continue to pay Charter Hire through the closing.

     E. At closing, Purchaser shall pay to Owner or PBM, as the case may be, the Purchase Option Exercise Price less credits for the following: (i) for the Net Ship Investment (as defined in the Original Sub-Charter), an amount equal to $7,244,254 except to the extent such Net Ship Investment shall be credited toward payment of the purchase price for the casino cruise ship Big Easy; (ii) for the Assignment Option Prepayments (as defined in the Original Sub- Charter) made under the Original Sub-Charter, $0 (being that no payments were made); and
(iii) the aggregate amount of the principal payments made to PDS such Gaming Corporation by the ITGV Borrowers under the Loan Agreement on account of the portion of the debt relating to the Vessel as set forth on Schedule I hereto. Payment shall be made as mutually agreeable between Owner or PBM, as the case may be, and Purchaser, or in the absence of any such agreement, by electronic transfer to Owner or PBM, in accordance with Owner's or PBM's written instructions. Upon payment of the Purchaser Option Exercise Price less the amounts to be credited as described above, all rights, title and interest in said Vessel or in the Membership Interests shall pass to Purchaser.

     F. At closing, (i) Owner shall furnish Purchaser an executed and notarized Bill of Sale, in duplicate, transferring title to such purchaser and warranting that the Vessel is free from all mortgages, liens and encumbrances of any kind whatsoever (other than those, if any, arising out of Charterer's use, operation or custody of the Vessel under this Charter and those existing prior to the date hereof), or (ii) PBM shall furnish Purchaser an executed assignment, in duplicate, transferring title to the Membership Interests to Purchaser and warranting that such Membership Interests are free and clear from all mortgages, liens and encumbrances of any kind whatsoever.

     G. Passage of title from Owner or PBM to Purchaser shall constitute acknowledgement by Purchaser that the Vessel is in a condition completely acceptable to Purchaser, and Purchaser will thereafter have no warranty claim against Owner or PBM for any defects in such Vessel, whether patent or latent, it being specifically understood and agreed that subsequent to the parties' inspection of the Vessel, as specified in Article 4, at the time of the on- hire survey the sale of the Vessel is "as is, where is," with Purchaser relying solely on its own examination and inspection of the Vessel at such survey, and without any representation or warranty by Owner, expressed or implied, as to seaworthiness, condition or suitability for any particular purpose, trade or service, but with full warranty of title except for those mortgages, liens and encumbrances of any kind whatsoever arising out of Charterer's prior use, operation or custody of the Vessel under this Charter. Purchaser agrees to pay any sales or use taxes, assessments or charges which may apply to the purchase of the Vessel or the Membership Interests, except income or other taxes or assessments based upon revenues, earnings or assets.

                                   ARTICLE 20
                                  GOVERNING LAW

     The interpretation of this entire agreement shall be governed by the Maritime Law of the United States of America and by the laws of the State of Florida.

     If any provision of this Charter is unenforceable under applicable law, such provision shall be void and the other provisions hereof shall continue in full force and effect. The parties shall use their best efforts to resolve by agreement any problem which may arise as a result of any changes in applicable law or regulations affecting performance of this Charter.

     The terms and provisions of this Charter constitute the entire agreement between the parties hereto and this Charter shall not be amended or supplemented, or any term or provision thereof waived except in writing signed by the party or parties to be bound thereby and no promise, agreement, warranty, or representation not set forth herein or in such written amendment or supplement shall be of any force or effect.

                                   ARTICLE 21
             JURISDICTION, WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES

     A. Each of the parties irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by a party hereto arising out of or based upon this Charter, except for an in rem action against the Vessel, may be brought in the United States District Court for the Southern District of Florida ("District of Florida"), (ii) waives, to the fullest extent it may effectively do so, any objection with it may now or hereafter have to the laying of venue of any such proceeding brought in the District of Florida, and any claim that any such action or proceeding brought in the District of Florida has been brought in an inconvenient forum, (iii) submits to the in personam jurisdiction of the District of Florida in any suit, action or proceeding, and (iv) agrees that the losing party shall pay to the prevailing party the attorneys' fees and expenses incurred by the prevailing party in such action. If for any reason the District of Florida lacks jurisdiction over a matter arising out of or based upon this Charter, excluding any in rem action against the Vessel, the Circuit Court for the State of Florida in Palm Beach County, Florida ("Florida State Court") shall then have non-exclusive jurisdiction and all other provisions of this Article 20 shall remain valid and enforceable in such court.

     B. Each of the parties agrees and acknowledges that any controversy that may arise under this Charter, whether filed in the District of Florida, the Florida State Court or otherwise, is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

     C. Each of the parties hereby irrevocably and unconditionally waives any right it may have to claim and receive an award for punitive damages for any claim arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

                                   ARTICLE 22
                               LOSS AFTER DELIVERY

     A. If the Vessel becomes an actual total loss during any term of this Charter and prior to any sale to Charterer, this Charter shall terminate as of the date of the actual loss. If the Vessel becomes a constructive or compromised total loss under the insurances, this Charter shall terminate, but payment of Charter Hire shall continue until the underwriters or Charterer in the case of self-insurance remit to Owner, the proceeds of said insurance.

     B. No tender or abandonment of the Vessel to the underwriters as a constructive total loss shall be made without the prior approval of Owner, which approval will not be unreasonably withheld.

                                   ARTICLE 23
                                    LOG BOOKS

     Charterer's crew shall maintain full and complete logs and at Owner's request, Charterer shall furnish to Owner true copies of said logs.

                                   ARTICLE 24
                                 TRADING LIMITS

     During any term of this Charter, the parties agree that the Vessel shall have a trading limit of inland, tributary, coastal and nearby adjacent waters of the United States East Coast; Bahamas; Gulf of Mexico; and Caribbean.

                                   ARTICLE 25
                           BUSINESS POLICY PROVISIONS

     Charterer agrees to comply with all laws and lawful regulations, including any gaming laws, regulations, licenses or permits, applicable to any activities carried out in the name of or representative of Charterer under this Charter. Charterer agrees that all financial settlements and reports rendered to Owner under this Charter will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions handled for the account of Charterer which data may be relied upon as being complete and accurate in any further recording and reporting made by Owner for whatever purpose. Charterer agrees to notify Owner promptly upon discovery of any instances where Charterer fails to comply with provisions above.

                                   ARTICLE 26
                         ANTI-DISCRIMINATION PROVISIONS

     During the performance of this Charter, and any and all supplements and amendments hereunder to the extent applicable, Charterer agrees to comply with requirements of the Federal Government as more particularly specified that both parties understand Charterer is an Equal Opportunity Employer and will not engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of race, color, religion, national origin, sex or age or on account of being handicapped, a disabled veteran or a veteran of the Vietnam era.

                                   ARTICLE 27
                                     NOTICES

     Any written notice required or authorized to be given hereunder by either party to the other may be given by postage prepaid letter or by telegram, cable, telex, facsimile or other similar means,

TO OWNER:
Cruise Holdings I, LLC
One East 11th Street, Suite 500
Riviera Beach, Florida 33404
Telefax Number:  561-845-1201
Telephone Number:  561-845-2101

TO CHARTERER:
ITG Vegas, Inc.
One East 11th Street, Suite 500
Riviera Beach, Florida 33404
Telefax Number:  561-845-1201
Telephone Number:  561-845-2101

or to such other address or addresses as may from time to time be specified by either party to the other in writing.

     IN WITNESS WHEREOF, the parties hereto have executed this Charter as of the 13th day of July, 2005.

CHARTERER:                                 OWNER:

ITG VEGAS, INC.                            CRUISE HOLDINGS I, LLC



By:                                        By:
   ---------------------------------          --------------------------
   Francis X. Murray                          Francis X. Murray
   Vice President                             President of Palm Beach
                                              Maritime Corporation,
                                              as Sole Member and Manager

ITG PALM BEACH, LLC



By:
   ---------------------------------
   Francis X. Murray
   Vice President of ITG Vegas, Inc.
   as Sole Member and Manager

ORIGINAL CHARTERER:

PALM BEACH MARITIME CORPORATION



By:
   ---------------------------------
   Francis X. Murray
   President



PALM BEACH EMPRESS, INC.



By:
   ---------------------------------
   Francis W. Murray
   President

                                   Appendix A

                               PALM BEACH PRINCESS

The PALM BEACH PRINCESS is the Ship and General Improvement at and on the maritime vessel named the PALM BEACH PRINCESS, a Panamanian flag casino cruise ship, Patente No. 14348-84-E and IMO No. 8402937, built in Finland in 1964, with Call Letters 3FNQ2, of 6,659.00 gross registered tons and 2,499.00 net registered tons, 97.03m of length, 16.40m of breadth and 7.91m of depth. General Improvements shall mean all equipment and FF&E as defined in Section 1250 of the United States Internal Revenue Service Publication 946, where the equipment and FF&E is considered a structural component or critical operating component of the vessel.

                                   Appendix B

                     CERTIFICATE OF DELIVERY AND ACCEPTANCE

Cruise Holdings I, LLC, Owner, acting through its authorized agents, does hereby deliver to ITG Vegas, Inc. the Panamanian flag vessel PALM BEACH PRINCESS, Patente No. 14348-84-E and IMO No. 8402937 (hereinafter the "Vessel"), pursuant to the terms of Bareboat Charter of the Casino Cruise Ship PALM BEACH PRINCESS previously executed by the parties.

ITG Vegas, Inc. as Charterer, acting through its authorized agent, hereby accepts physical delivery of the Vessel in accordance with the terms of the aforesaid mentioned agreement at the time, date and place set forth herein.

Delivered  and Accepted at    hours  Eastern  Daylight  Time s of this _____ day
of July, 2005 at Palm Beach, Florida.

Accepted:     Delivered:

CHARTERER:                                 OWNER:

ITG VEGAS, INC.                            CRUISE HOLDINGS I, LLC



By:                                        By:
   ---------------------------------          ----------------------------------
   Francis X. Murray                          Francis X. Murray
   Vice President                             President of Palm Beach Maritime
                                              Corporation, as Sole Member and
                                              Manager



ITG PALM BEACH, LLC



By:
   ---------------------------------
   Francis X. Murray
   Vice President

                                   SCHEDULE 1
                              AMORTIZATION SCHEDULE

                                   Rate 15.30%

                  PBP Vessel
  Date Sched.       Balance        Interest      Principal *       Investment          Payment
  -----------       -------        --------      -----------       ----------          -------
     7/6/04   $ 14,000,000.00   $          -  $(14,000,000.00)  $(14,000,000.00) $             -
     8/1/04     14,000,000.03     152,580.82            (0.03)                -       152,580.79
     9/1/04     14,000,000.03     178,500.00                -                 -       178,500.00
    10/1/04     14,000,000.03     178,500.00                -                 -       178,500.00
    11/1/04     14,000,000.03     178,500.00                -                 -       178,500.00
    12/1/04     14,000,000.03     178,500.00                -                 -       178,500.00
     1/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     2/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     3/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     4/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     5/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     6/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
     7/1/05     14,000,000.03     178,500.00                -                 -       178,500.00
    7/13/05     14,000,000.03              -                -                 -                -
     8/1/05     13,786,737.23     178,500.00        213,262.80                -       391,762.80
     9/1/05     13,570,755.33     175,780.90        215,981.90                -       391,762.80
    10/1/05     13,352,019.66     173,027.13        218,735.67                -       391,762.80
    11/1/05     13,130,495.11     170,238.25        221,524.55                -       391,762.80
    12/1/05     12,906,146.12     167,413.81        224,348.99                -       391,762.80
     1/1/06     12,678,936.68     164,553.36        227,209.44                -       391,762.80
     2/1/06     12,448,830.32     161,656.44        230,106.36                -       391,762.80
     3/1/06     12,215,790.11     158,722.59        233,040.21                -       391,762.80
     4/1/06     11,979,778.63     155,751.32        236,011.48                -       391,762.80
     5/1/06     11,740,758.01     152,742.18        239,020.62                -       391,762.80
     6/1/06     11,498,689.87     149,694.66        242,068.14                -       391,762.80
     7/1/06     11,253,535.37     146,608.30        245,154.50                -       391,762.80
     8/1/06     11,005,255.15     143,482.58        248,280.22                -       391,762.80
     9/1/06     10,753,809.35     140,317.00        251,445.80                -       391,762.80
    10/1/06     10,499,157.62     137,111.07        254,651.73                -       391,762.80
    11/1/06     10,241,259.08     133,864.26        257,898.54                -       391,762.80
    12/1/06      9,980,072.33     130,576.05        261,186.75                -       391,762.80
     1/1/07      9,715,555.45     127,245.92        264,516.88                -       391,762.80
     2/1/07      9,447,665.98     123,873.33        267,889.47                -       391,762.80
     3/1/07      9,176,360.92     120,457.74        271,305.06                -       391,762.80
     4/1/07      8,901,596.72     116,998.60        274,764.20                -       391,762.80
     5/1/07      8,623,329.28     113,495.36        278,267.44                -       391,762.80
     6/1/07      8,341,513.93     109,947.45        281,815.35                -       391,762.80
     7/1/07      8,056,105.43     106,354.30        285,408.50                -       391,762.80
     8/1/07      7,767,057.97     102,715.34        289,047.46                -       391,762.80
     9/1/07      7,474,325.16      99,029.99        292,732.81                -       391,762.80
    10/1/07      7,177,860.01      95,297.65        296,465.15                -       391,762.80
    11/1/07      6,877,614.93      91,517.72        300,245.08                -       391,762.80
    12/1/07      6,573,541.72      87,689.59        304,073.21                -       391,762.80
     1/1/08      6,265,591.58      83,812.66        307,950.14                -       391,762.80
     2/1/08      5,953,715.07      79,886.29        311,876.51                -       391,762.80
     3/1/08      5,637,862.14      75,909.87        315,852.93                -       391,762.80
     4/1/08      5,317,982.08      71,882.74        319,880.06                -       391,762.80
     5/1/08      4,994,023.55      67,804.27        323,958.53                -       391,762.80
     6/1/08      4,665,934.55      63,673.80        328,089.00                -       391,762.80
     7/1/08      4,333,662.42      59,490.67        332,272.13                -       391,762.80
     8/1/08      3,997,153.82      55,254.20        336,508.60                -       391,762.80
     9/1/08      3,656,354.73      50,963.71        340,799.09                -       391,762.80
    10/1/08      3,311,210.45      46,618.52        345,144.28                -       391,762.80
    11/1/08      2,961,665.58      42,217.93        349,544.87                -       391,762.80
    12/1/08      2,607,664.02      37,761.24        354,001.56                -       391,762.80
     1/1/09      2,249,148.94      33,247.72        358,515.08                -       391,762.80
     2/1/09      1,886,062.79      28,676.65        363,086.15                -       391,762.80
     3/1/09      1,518,347.29      24,047.30        367,715.50                -       391,762.80
     4/1/09      1,145,943.42      19,358.93        372,403.87                -       391,762.80
     5/1/09        768,791.40      14,610.78        377,152.02                -       391,762.80
     6/1/09        386,830.69       9,802.09        381,960.71                -       391,762.80
     7/1/09             (0.02)      4,932.09        386,830.71                -       391,762.80

                              $ 6,920,695.17  $           0.02  $(14,000,000.00) $ 20,920,695.19
                              ==============  ================  ===============  ===============

-------------------------------------
* The ITG Borrowers have the right to defer up to $3,000,000 in principal amount for the portion of the Refinancing not related to equipment.